Exhibit 10.1
SERVICES AGREEMENT
     THIS AGREEMENT (the “Agreement”) for the performance of services is effective as of September 1, 2007, between Panda Energy Management, LP (“PEM”), a Delaware limited partnership, and Panda Ethanol, Inc. (“PEI” or the “Company”), a Nevada corporation. PEM and the Company are hereinafter sometimes referred to individually as a “Party” and jointly as the “Parties.”
     WHEREAS, PEM currently provides administrative services to PEI and its subsidiaries;
     WHEREAS, in order to support the ongoing business operations of the Company, PEM and the Company desire that PEM provide, or coordinate the provision of, certain administrative services (as described more fully below) to the Company from the effective date of this Agreement until such time that this Agreement is terminated pursuant to Section 8 hereof and set out more specifically on Schedule 1 hereto;
     WHEREAS, this Agreement shall be deemed binding upon and inure to the benefit of the successors of PEM and the Company;
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:
1. Description of PEM Services. Subject to the terms and provisions of this Agreement, PEM shall:
     (a) provide the Company with, or coordinate the provision to the Company of, general administrative services of an employment, financial, technical, commercial, administrative and/or advisory nature as set forth more specifically on Schedule 1 which is attached hereto and made a part hereof for all purposes; and
     (b) provide such other specific services as the Company may from time to time reasonably request, subject to PEM’s sole discretion and PEM being in a position to provide such additional services at the time of such request.
The services to be provided by PEM pursuant to this Section 1 shall be referred to collectively herein as the “PEM Services,” and individually as a “PEM Service.” It is understood and agreed that certain of the PEM Services described on Schedule 1 hereto may not be relevant or necessary to the Company’s business and operations. To the extent that such PEM Services are not relevant or necessary, then PEM will not provide, or coordinate the provision of, such PEM Services to the Company.
All PEM Services provided to the Company pursuant to this Agreement shall be based solely on information and communications provided to PEM by the Company and PEM shall not be liable for any inaccuracy, liability, loss, damage, claim, or expense of any kind, including costs and attorneys fees, due to or arising out of PEM’s reliance on the information or communications provided by the Company.
2. Provision of PEM Services. PEM shall, with respect to the PEM Services provided to the Company pursuant to this Agreement, have sole discretion with respect to whom and what entity, including its successor or a third party, shall provide such PEM Services. PEM may, without any consent or approval of the Company:
     (a) subcontract any PEM Service, in whole or in part, to any individual, corporation, partnership, trust, association, or entity of any kind or nature; provided, however, that if in connection with any such subcontracting of a PEM Service, it is anticipated that such subcontract will exceed $50,000, PEM shall first obtain the prior written consent of the Company;
     (b) amend any PEM Service contract; or
     (c) cease to subcontract any PEM Service, in whole or in part.
PEM shall, with respect to the PEM Services provided to the Company pursuant to this Agreement, remain responsible for the rendering to the Company of any PEM Service that is subcontracted, in whole or in part. Also, PEM shall be solely responsible for its obligations to the subcontractor under each PEM Service subcontract.
3. Consideration for Services. The Company shall pay PEM in accordance with this Section 3 and PEM shall accept as consideration for the PEM Services rendered to the Company pursuant to Section 1(a) the charges for such PEM Services as are set forth on each applicable Schedule 1 hereto.
For the PEM Services rendered to the Company pursuant to Section 1(b), the Company shall be charged certain fees to be subsequently negotiated and agreed to by the Parties at the time such PEM Services are requested.
Payment for all services under this Agreement shall be paid to PEM as described in Exhibit 1 hereto.
4. Terms of Payment for PEM Services.
     (a) Within thirty days from the end of each calendar month, PEM will submit an invoice to the Company for all expenses to be reimbursed to the Company in cash, as specified in Exhibit 1. Such expenses shall be immediately due and payable and if not paid within thirty (30) days shall bear interest at the rate of 12% per annum.
     (b) As used herein, “Payment Date” shall mean the last day of each calendar quarter (namely, March 31, June 30, September 30 and December 31) of PEI beginning with the quarter ended December 31, 2007 (and which for purposes of this Agreement shall include the months of September, October, November and December, 2007 for the first such period). Within thirty days after the Payment Date and for all PEM Services provided during the period immediately prior to the Payment Date, PEM shall submit in writing an invoice or invoices covering its charges to the Company for PEM Services provided pursuant to this Agreement and rendered to the Company hereunder that are to be paid in common stock of the Company a specified in Exhibit 1.
5. Audit Rights and Records Retention. The Company shall, in order to obtain additional information regarding such PEM Services, have the right to audit and review any charges or invoices for PEM Services. PEM shall cooperate with any such review or audit, and shall make the information reasonably required to conduct such audit available on a timely basis.
PEM shall create and maintain accurate records regarding the PEM Services provided pursuant to this Agreement and the amounts charged and paid or received under this Agreement; such records shall include information regarding the determination of the charges or the cost allocation for any such PEM Services. PEM shall create and maintain those records with the same degree of completeness and care as it maintains its other similar business records and shall maintain those records for the time or times required by applicable law or regulation.

6. WARRANTIES. THIS IS A SERVICES AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.
7. Standard of Conduct; Limitation on Liability.
     (a) PEM shall have no liability with respect to its furnishing of PEM Services hereunder to the Company except on account of PEM’s gross negligence or willful misconduct
     (b) In no event shall PEM have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the Company arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if the Company is advised of the possibility of such losses or damages.
     (c) In no event shall PEM’s liability, whether based on contract, tort (including without limitation, negligence), warranty or any other legal or equitable grounds, exceed in the aggregate the amount of fees paid to PEM under this Agreement. In no event shall PEM have any liability of any kind under this Agreement to any third party.
     (d) The Company agrees to indemnify and hold harmless PEM, its employees, agents, officers, directors, stockholders and affiliates from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including legal fees) (collectively, “Damages”) arising from or relating to the use of any Service or any person using such Service (including but not limited to Damages for injury or death to persons or damage to property) to the extent not arising from the willful misconduct, bad faith or negligence of PEM. PEM represents and warrants that it has all necessary right and authority to provide the PEM Services contemplated hereunder.
8. Termination. This Agreement and the provision, or coordination of provision, of PEM Services by PEM as the case may be, may be terminated on the earlier of:
     (a) notice by either party; or
     (b) one year from the date hereof.
Upon any such termination of PEM Services, PEM shall be compensated for all PEM Services rendered to the date of termination in accordance with the provisions of this Agreement.
Upon any such termination of the PEM Services provided to the Company, PEM shall provide or, as applicable, coordinate the provision of, copies, in a mutually agreed format or in a format specified by the Company, of information and data related to the PEM Services provided to the Company. The cost of such provision shall be borne by the Company. Original information and data related to the PEM Services provided to the Company shall remain with PEM.
9. Performance. The PEM Services to be rendered pursuant to this Agreement shall be performed in the same manner and with the same skill and care as PEM employs in the performance of its own business.

10. Independent Contractor. PEM is providing the PEM Services pursuant to this Agreement as independent contractors and the Parties hereto hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.
11. Confidentiality. Any Information (as defined below) conveyed or otherwise received by or on behalf of a Party in conjunction herewith is confidential. PEM, on behalf of itself and any subsidiary, and the Company, on behalf of itself and any subsidiary, each agree to hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to PEM’s or the Company’s confidential and proprietary Information, all Information concerning the other (or its business) and the other’s subsidiaries (or their respective businesses) that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by the other or the other’s subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or its subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party or any of its subsidiaries, which sources themselves are not bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party. As used herein, “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
12. Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to the other Party or any of its subsidiaries pursuant to this Agreement shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information. Upon termination of this Agreement or the earlier termination of any PEM Services provided hereunder, PEM shall be obligated to return to the Company, as soon as reasonably practicable, any equipment or other property of the Company relating to the PEM Services provided hereunder which is in the control or possession of PEM. Notwithstanding the foregoing, any Information or data related to the payroll and employee benefit plans (the “Plans”) of the Company will belong to such Plans and such Plans shall be the owners of all Information related to such payroll and employee benefit Plans. Upon termination of this Agreement, all employee benefit Plan Information and data, along with such employee benefit plan files, as necessary, shall be transferred, as applicable, to such employee benefit Plans. Upon termination of this Agreement, all payroll Information and data, along with employee personnel files, as necessary, shall be transferred to the Company.
13. Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.
14. Force Majeure. Any delays in or failure of performance by any Party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such Party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; power failure; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such Party.
15. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, without the prior written consent of the other Party; provided, however, that PEM shall have the right and option to, without the prior consent of PEM, assign this Agreement and the Company’s rights, interests or obligations hereunder to an affiliate.
16. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):
If to PEM, to:
Panda Energy Management, LP
4100 Spring Valley Road, Suite 1001
Dallas, Texas 75244
Telephone: (972) 980-7159
Fax: (972) 980-6815
Attention: President
With a copy to PEM’s Chief Financial Officer
If to the Company, to:
Panda Ethanol, Inc.
4100 Spring Valley Road, Suite 1002
Dallas, Texas 75244
Telephone: (972) 361-1200
Fax: (972) 455-3880
Attention: President
With a copy to the Company’s Chief Financial Officer
Either Party may, by written notice to the other Party, change the address or the party to which any notice, request, instruction or other documents is to be delivered.
17. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral; provided, however, that it is understood and agreed that other payments may be made to PEM by the Company pursuant to other financial arrangements that are agreed to by the Parties hereto now or hereafter.
18. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Except as otherwise provided, any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in Dallas County, Texas. Each of the Parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any Texas state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation to this Agreement or any of the other transactions contemplated hereby in any court other than a Texas state or federal court.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

PANDA ENERGY MANAGEMENT, LP

By:	PEMC, Inc., its General Partner
/s/ Todd W. Carter

Name: Todd W. Carter
Title: President

PANDA ETHANOL, INC.

By:	/s/ Darol Lindloff

Name: Darol Lindloff
Title: Chief Executive Officer

Exhibit 1
Payment of NON-Labor related PEM Services by company
All amounts payable by the Company in cash for the PEM Services provided pursuant to this Agreement shall be remitted to PEM in United States dollars in the form of a check or wire transfer to a bank designated in the invoice or otherwise in writing by PEM. As payment relates to non-labor related PEM Services,, PEM and Company will adhere to the payment terms shown in Section 4(a).
Payment of Labor Related PEM Services by Company
All labor related PEM Services rendered to the Company by PEM employees, excluding those PEM employees that also hold a position with the Company’s board of directors, shall be payable in common stock of the Company. The equity payment methodology is in this Exhibit 1. As payment relates to labor-related PEM Services, PEM and Company will adhere to the payment terms shown in Section 4(b). Any other PEM Services or expenses related thereto shall be payable in cash according to Section 4(a) of the Agreement.
Determination of Value of Services Provided:
Each month, PEM employee time sheets will be submitted which allocate work hours spent on various activities. Hours spent by PEM employees on Company activities will be subject to payment in Company stock to PEM from Company.
Each PEM employee’s annual salary divided by 2,080 will determine that PEM employee’s hourly rate. The hourly rate for each individual providing PEM Services, multiplied by 2.5 times will be applied to the aggregate monthly hours of services provided by that individual to Company to determine the cash value of the PEM Services rendered by PEM to Company. This calculation will be performed for each PEM employee that provides services to Company.
Security to be Used for Payment:
Common Stock of Company
Pricing Mechanic:
Each month, a volume weighted average price of Company stock (ticker: PDAE) will be calculated for the last 10 trading days of a given month.
The volume weighted average price will be determined by the summation of each day’s traded share volume multiplied by the day’s closing share price, divided by the total share volume for the 10 day period. This will determine the price per share for Company stock issued to PEM for the given month.
If there is no trading volume for the 10 day period, then the closing share price for the 10 day period shall be used.

Example Calculation of Monthly Pricing:

	Closing Share
Day	Price	Daily Volume	Trade Value
1	$6.00	1,000	$6,000.00
2	$5.75	2,500	$14,375.00
3	$6.00	2,000	$12,000.00
4	$6.25	1,500	$9,375.00
5	$6.00	2,000	$12,000.00
6	$6.00	0	$—
7	$6.25	1,500	$9,375.00
8	$6.25	1,500	$9,375.00
9	$6.50	2,000	$13,000.00
10	$6.50	1,000	$6,500.00

Total		15,000	$92,000.00

VWAP			$6.13
Stock Issuance Frequency:
Quarterly in arrears (payable within 30 days of invoice)
Registration Rights:
Piggyback registration rights or other reasonable registration rights compatible with existing registration rights agreements of Company. Parties will execute a registration rights agreement in substantially the same form as the one presented in Exhibit 2. Any registration rights agreement entered into by Company is subject to the terms of the PIPE I and PIPE II Registration Rights Agreements, which were entered into by Company and dated June 7, 2006 and November 28, 2006, respectively.
Example Calculation of Shares to be Issued:
October hours charged by PEM to Company: 1,200
10 day volume weighted average price for PDAE: $5.00/share
Hourly rate: $60
Multiplier: 2.5
1,200 hours x $60/hour x 2.5 = $180,000
$180,000 ÷ $5.00/share = 36,000 shares
November hours charged by PEM to Company: 1,450
10 day volume weighted average price for PDAE: $5.50/share
1,450 hours x $60/hour x 2.5 = $217,500

$217,500 ÷ $5.50/share = 39,545 shares
December hours charged by PEM to Company: 1,000
10 day volume weighted average price for PDAE: $6.00/share
1,000 hours x $60/hour x 2.5 = $150,000
$150,000 ÷ $6.00/share = 25,000 shares
Cumulative shares issued for the 4th quarter:
36,000 + 39,545 + 25,000 = 100,545 shares